EXHIBIT 10.27
AMENDMENT NO. 7
TO THE
GENUINE PARTNERSHIP PLAN
     This Amendment to the Genuine Partnership Plan is adopted by Genuine Parts Company (the “Company”), effective as of the dates set forth herein.
WITNESSETH:
     WHEREAS, the Company maintains the Genuine Partnership Plan (the “Plan”), as amended and restated effective January 1, 2001, and such Plan is currently in effect;
     WHEREAS, Section 11.01 of the Plan authorizes the Pension and Benefits Committee to amend the Plan;
     NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:
1.
      Effective August 1, 2005, the definition of “Beneficiary” in Article 2 of the Plan is hereby revised to read as follows:
Beneficiary shall mean, for unmarried Participants, any individual, trust or estate designated by the Participant in accordance with procedures established by the Committee to receive any distribution to which the Participant is entitled under the Plan in the event of the Participant’s death. The Committee may require certification by a Participant in any form it deems appropriate of the Participant’s marital status prior to accepting or honoring any Beneficiary designation. Any Beneficiary designation shall be void if the Participant revokes the designation or marries. Any Beneficiary designation shall be void to the extent it conflicts with the terms of a qualified domestic relations order.
If an unmarried Participant fails to designate a Beneficiary or if the designated Beneficiary fails to survive the Participant, the Beneficiary shall be the surviving descendants of the Participant (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate. For the purposes of the foregoing sentence, the term “descendants” shall include any persons adopted by a Participant or by any of his descendants.
A married Participant’s Beneficiary shall be his Spouse unless the Participant has designated a non-Spouse Beneficiary with the written consent of his Spouse given in the presence of a notary public on a form provided by the Committee, or unless the terms of a qualified domestic relations order require payment to a non-Spouse Beneficiary. A married Participant’s designation of a non-Spouse Beneficiary in accordance with the preceding sentence shall remain valid until revoked by the Participant or until the Participant marries a Spouse who has not consented to a designation in accordance with the preceding sentence.
For the purposes of this definition, revocation of prior Beneficiary designations will occur when a Participant (i) files a valid designation with the Committee; or (ii) files a signed statement with the Committee evidencing his intent to revoke any prior designations.

2.

      Effective August 1, 2005, the definition of “Spouse” in Article 2 of the Plan is hereby revised to read as follows:
Spouse shall mean the person who was married to the Participant (in a civil or religious ceremony recognized under the laws of the state where the marriage was contracted and also recognized under federal law including the Defense of Marriage Act and the Code) immediately prior to the date on which payments to the Participant from the Plan begin. If the Participant dies prior to the commencement of benefits, Spouse shall mean a person who is married to a Participant (as defined above) on the date of the Participant’s death. A Participant shall not be considered married to another person as a result of any common law marriage whether or not such common law marriage is recognized by applicable state law.
3.
     Effective August 1, 2005, Section 3.01(a) is hereby deleted in its entirety and a new Section 3.01(a) is substituted in lieu thereof as follows:
(a)	In General. If an Eligible Employee is normally scheduled to work forty (40) or more hours per week (“Full-Time Employee”), such Eligible Employee shall participate in the Plan in accordance with Section 3.01(b) below. If an Eligible Employee is normally scheduled to work fewer than forty (40) hours per week (“Part-Time Employee”), such Eligible Employee shall participate in the Plan in accordance with Section 3.01(c) below. .
4.
      Effective January 1, 2005, Section 3.01(b)(1) is hereby revised to read as follows:
(1)	For purposes of becoming eligible to make Pre-Tax Contributions and for all other purposes of the Plan related to making Pre-Tax Contributions (e.g. Investment Funds and elections) other than eligibility to receive an Employer Contribution and an allocation of forfeitures, the later of (i) the first day of the payroll period that is as soon as administratively feasible after the Eligible Employee has completed ninety (90) days of Employment and attained age 18 or (ii) the date the Employee becomes a member of the class of Eligible Employees.
5.
      Effective January 1, 2005, Section 3.01(c) is hereby revised to read as follows:
(c)	Part-Time Employees. An Eligible Employee who is a Part-Time Employee shall become a Participant in the Plan for all purposes of the Plan on the first day of the payroll period that is as soon as administratively feasible following the later of (i) the date on which the Eligible Employee has both completed one Year of Eligibility Service and attained age 18 or (ii) the date the Employee becomes a member of the class of Eligible Employees.

6.
      Effective August 1, 2005, a new Section 3.01(e) is hereby added to the Plan as follows:
3.01(e) Change in Status.
(i)	Change from Full-Time to Part-Time. If an Eligible Employee changes employment status from Full-Time to Part-Time, such Eligible Employee will begin participation in the Plan as follows:
(A)	If the Eligible Employee satisfies the requirements of Section 3.01(b) before becoming a Part-Time Employee, such Eligible Employee shall continue participation in the Plan even if the requirements of Section 3.01(c) have not been satisfied.

(B)	If the Eligible Employee had not satisfied the requirements of Section 3.01(b) before becoming a Part-Time Employee, such Eligible Employee must satisfy the requirement of Section 3.01(c), but counting all Employment as a Full-Time Employee and a Part-Time Employee.
(ii)	Change from Part-Time to Full-Time. If an Eligible Employee changes employment status from Part-Time to Full-Time, such Eligible Employee will begin participation in the Plan on the earlier of the following dates:
(A)	For an Eligible Employee who satisfies the requirements of Section 3.01(b) (but only counting Employment after becoming a Full-Time Employee), the date specified in Section 3.01(b).

(B)	For an Eligible Employee who satisfies the requirements of Section 3.01(c) (counting Employment both as a Part-Time Employee and a Full-Time Employee), the date specified in Section 3.01(c).
7.
      Effective August 1, 2005, Section 4.01 is hereby revised to read as follows:
4.01	Pre-Tax Contributions.

Effective on the Participant’s initial Entry Date, or other date on which the Participant first begins participation in the Plan in accordance with Article 3, a Participant may elect to make Pre-Tax Contributions to the Plan. If a Participant fails to elect to make Pre-Tax Contributions at that time, a Participant may elect to make Pre-Tax Contributions to the Plan effective as of the first day of any subsequent month (except during periods of suspension – see Section 4.03). A Participant’s Pre-Tax Contributions to the Plan shall be made by means of payroll deduction. A Participant may contribute as a Pre-Tax Contribution any whole percentage from 1% to 25% of his Compensation during any Plan Year.

8.
      Effective August 1, 2005, Section 4.03(a) is hereby revised to read as follows:
(a)	Change in Contribution Percentage. A Participant may increase or decrease the percentage of his Compensation contributed as a Pre-Tax Contribution effective as soon as administrative feasible following delivery of written notice to the committee or by other means as approved by the Committee.
9.
      Effective August 1, 2005, Section 4.03(b) is hereby revised to read as follows:
(b)	Suspension of Contributions. A Participant may suspend his Pre-Tax Contributions at any time by properly completing a form prescribed by the Committee. The suspension of Pre-Tax Contributions will be effective on the first day of the Participant’s normal payroll period that begins 30 days after the Participant delivers the completed form to the Committee. A Participant may resume making Pre-Tax Contributions as soon as administratively feasible after informing the Committee in writing prior to the date on which the Pre-Tax Contributions are to resume. The Committee, on a nondiscriminatory basis, may prescribe a lesser number of days on which the suspension of Pre-Tax Contributions is to be effective. A Participant’s Pre-Tax contributions shall automatically be suspended beginning on the first payroll period that commences after the Participant is not in receipt of Compensation, the Participant’s layoff or the Participant’s Authorized Absence without pay.
10.
      Effective January 1, 2005 Section 8.01(c)(1) is hereby revised to read as follows:
(1)	Account Less Than $1,000. If the Participant’s vested Account balance is less than or equal to $1,000 at the time of the Distribution, such Account will be distributed in a lump sum no later than 60 days after the end of the Plan Year in which such Termination Date occurred.
11.
      Effective August 1, 2005, Section 9.13 is hereby revised to read as follows:
9.13	Directed Investment.

A Participant who requests a loan shall be deemed to have directed the Committee to invest assets held in his Account by the amount of the loan, and until such loan is repaid, such loan shall be considered a directed investment of the Participant’s Account hereunder. The Plan monies which are used to fund the Participant loan shall be withdrawn from the Participant’s Account in the following order (and principal and interest loan repayments shall be added back to such Accounts in the same order):
(a)	the Pre-Tax Contribution Account;

(b)	the Rollover Account;

(c)	the Qualified Nonelective Contribution Account; and

(d)	the Prior Employer Account (in accordance with the Committee’s determination of the order of sub-accounts under the Prior Employer Account)
Within each such Account the monies which are used to fund the Participant loan shall be withdrawn on a pro rata basis according to the value of the Investment Funds in which such Account was invested. Principal and interest payments on the loan will be allocated to the Participant’s Investment Funds according to the Participant’s investment election at the time of the payment. Prior to January 1, 1999, loans could also be made from a Participant’s Employer Matching Contribution Account. If a loan was made out of the Participant’s Employer Matching Contribution Account, repayment of principal and interest attributable to such Account shall be allocated to the Participant’s Company Stock Fund.
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     Except as amended herein, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, Genuine Parts Company, acting through the Committee has caused this Amendment to the Plan to be executed on the date shown below but effective as of the date indicated above.

COMMITTEE TO THE GENUINE PARTNERSHIP PLAN

By:

Frank Howard, acting on behalf of the Committee

Date: